As filed with the Securities and Exchange Commission on October 14, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCZ TECHNOLOGY GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3651093
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

6373 San Ignacio Avenue
San Jose, California	95119
(Address of Principal Executive Offices)	(Zip Code)

OCZ TECHNOLOGY GROUP, INC. 2004 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Arthur F. Knapp, Jr.
Chief Financial Officer
OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California, 95119
(408) 733-8400
(Name, Address and Telephone
Number, including Area Code, of Agent for Service)

With a copy to:
Phillip J. Niehoff, Esq.
Mayer Brown LLP
71 S. Wacker Drive
Chicago, Illinois, 60606
(312) 701-7843

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation Of Registration Fee

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee
2004 Stock Incentive Plan, Common Stock, $0.0025 par value	4,500,000	$5.28	$23,760,000	$2,722.90

(1)	The securities to be registered include options and rights to acquire common stock pursuant to the OCZ Technology Group, Inc. 2004 Stock Incentive Plan (the “2004 Plan”).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of computing the registration fee and calculated in accordance with Rule 457(h) under the Securities Act, based upon the average of the high and low prices on October 13, 2011.

Part II

Information Required In The Registration Statement

In this registration statement, OCZ Technology Group, Inc. is sometimes referred to as “Registrant,” the “Company,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information.  We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”)):

(a)  The Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2011 filed with the Commission on May 17, 2011, as amended on May 31, 2011.

(b)  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2011, filed with the Commission on July 15, 2011.

(c)  The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2011, filed with the Commission on October 12, 2011, as amended on October 13, 2011.

(d)  The Company’s Current Reports on Form 8-K filed with the Commission on March 18, 2011, March 28, 2011 (excluding the information contained under Items 2.02 and 7.01), April 13, 2011, April 25, 2011, June 3, 2011 and September 30, 2011.

(e)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(f)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10, pursuant to Section 12(g) of the Exchange Act, File No. 000-53633, filed with the Securities and Exchange Commission on September 30, 2009, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Item 2.02 and Item 7.01 and any related exhibits furnished under Item 9.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 and 7.01 and any related exhibits furnished under Item 9.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the General Corporation Law of the State of Delaware (“DGCL”) authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.”  While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.  The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.  As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the DGCL provides for the indemnification of officers, directors, employees and agents of a corporation.  The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law.  The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.  The Company has entered into agreements with its directors and certain of its executive officers and key employees that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signature

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 14, 2011.

OCZ Technology Group, Inc.

By:	/s/ Arthur F. Knapp, Jr.
Arthur F. Knapp, Jr. Chief Financial Officer

Power Of Attorney

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Ryan M. Petersen and Arthur F. Knapp, Jr., as his attorney-in-fact, with the full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures as he may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ Ryan M. Petersen Ryan M. Petersen	Chief Executive Officer, Director (Principal Executive Officer)	October 14, 2011

/S/ Arthur F. Knapp, Jr. Arthur F. Knapp, Jr.	Chief Financial Officer (Principal Financial Officer)	October 14, 2011

/S/ Adam J. Epstein Adam J. Epstein	Director	October 14, 2011

/S/ Russell J. Knittel Russell J. Knittel	Director	October 14, 2011

/S/ Richard L. Hunter Richard L. Hunter	Director	October 14, 2011

/S/ Ralph Schmitt Ralph Schmitt	Director	October 14, 2011

Exhibit Index

Exhibit	Description
5.1	Opinion regarding legality
10.1	OCZ Technology Group, Inc. 2004 Equity Incentive Plan
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm - Crowe Horwath LLP
23.3	Consent of Independent Registered Public Accounting Firm - Crowe Clark Whitehill LLP
24.1	Power of Attorney (included in signature pages to this registration statement)